Exhibit 1.05

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Provides Update With Respect To
Insider Repurchases of Company Stock

BEIJING, ATLANTA, Sept. 17, 2007 — CDC Corporation (NASDAQ: CHINA) focused on enterprise software, mobile applications and online games, announced today, that since September 7, 2007, the date the company re-opened its trading window, the company and its subsidiaries have repurchased approximately 916,000 common shares at an average price of U.S.$7.42 per share for a total of approximately U.S.$6.8 million. Since the beginning of the share repurchase program on May 2, 2006, the company has spent an aggregate of U.S.$46.8 million in connection with repurchases of the total U.S.$60 million authorized. Shares of the company purchased by subsidiaries since September 7, 2007 are not counted as part of the company’s $60 million authorized repurchase program.

In addition, company insiders have purchased approximately 200,000 shares, at a total value of more than U.S. $1.4 million, since September 7.

“We continue to be very confident in the long-term prospects of the company and our ability to continue growing both organically and through targeted acquisitions,” said Peter Yip, CEO, CDC Corporation. “We believe that CDC Corporation is currently undervalued by the investment community and we are demonstrating our commitment to creating shareholder value through the repurchase of our shares at the corporate level, as well as by executive management’s personal commitment.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (Nasdaq: CHINA), please visit www.cdccorporation.net .

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the completion and effect of the proposed share repurchase program and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful Advanced Mobile Products; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s software products and services; (k) continued commitment to the deployment of the enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (n) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (o) the popularity of CDC Games’ existing and new games; and (p) the continued growth of the online games industry in Asia. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.